                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                SCHEDULE 13D/A

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 6)(*)

                              United Foods, Inc.
--------------------------------------------------------------------------------
                               (NAME OF ISSUER)

                       Class A and Class B Common Stock
--------------------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)

                                 910365 30 3
                                 910365 10 5
--------------------------------------------------------------------------------
                                (CUSIP NUMBER)

                             James I. Tankersley
                             Ten Pictsweet Drive
                         Bells, Tennessee 38006-0119
                                (901) 422-7600
--------------------------------------------------------------------------------
                (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON
              AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS)


                                July 23, 1998
--------------------------------------------------------------------------------
           (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

         NOTE: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

            (*) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following page(s))
                               Page 1 of 13 Pages

                                 SCHEDULE 13D
CUSIP No. 910365 303                                          Page 2 of 13 Pages
910365 10 5

      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Daniel B. Tankersley
----------------------------------------------------------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                    (a) /  /
                                                                                                                    (b) /  /
----------------------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
      4       SOURCE OF FUNDS
              00
----------------------------------------------------------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                                                                        /  /
----------------------------------------------------------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
----------------------------------------------------------------------------------------------------------------------------------
                       7       SOLE VOTING POWER
                               712,176 Class A Common Stock.  312,783 of these shares represent Class B Common Stock of the
                               Company which is convertible into Class A Common Stock on a one for one basis.
   NUMBER OF           -----------------------------------------------------------------------------------------------------------
    SHARES             8       SHARED VOTING POWER
  BENEFICIALLY
 OWNED BY EACH         -----------------------------------------------------------------------------------------------------------
REPORTING PERSON       9       SOLE DISPOSITIVE POWER
     WITH                      712,176 Class A Common Stock.  312,783 of these shares represent Class B Common Stock of the
                               Company which is convertible into Class A Common Stock on a one for one basis.
                       -----------------------------------------------------------------------------------------------------------
                      10       SHARED DISPOSITIVE POWER

----------------------------------------------------------------------------------------------------------------------------------
      11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               712,176 Class A Common Stock.  312,783 of these shares represent Class B Common Stock of the Company which is convertible into Class A Common Stock on a one for one basis.
----------------------------------------------------------------------------------------------------------------------------------
      12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                    /  /

----------------------------------------------------------------------------------------------------------------------------------
      13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               24.3% Class A Common Stock
----------------------------------------------------------------------------------------------------------------------------------
      14       TYPE OF REPORTING PERSON

               IN
----------------------------------------------------------------------------------------------------------------------------------
                                               SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 910365 303                                         Page 3 of 13 Pages
910365 10 5

      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Daniel B. Tankersley
----------------------------------------------------------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                                                    (a) /  /
                                                                                                                    (b) /  /
----------------------------------------------------------------------------------------------------------------------------------
      3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
      4       SOURCE OF FUNDS
              00
----------------------------------------------------------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                   /  /

----------------------------------------------------------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
----------------------------------------------------------------------------------------------------------------------------------
                       7       SOLE VOTING POWER

                               312,783 Class B Common Stock
   NUMBER OF           -----------------------------------------------------------------------------------------------------------
    SHARES             8       SHARED VOTING POWER
  BENEFICIALLY
OWNED BY EACH          -----------------------------------------------------------------------------------------------------------
REPORTING PERSON       9       SOLE DISPOSITIVE POWER
     WITH
                               312,783 Class B Common Stock
                       -----------------------------------------------------------------------------------------------------------
                      10       SHARED DISPOSITIVE POWER

----------------------------------------------------------------------------------------------------------------------------------
      11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               312,783 Class B Common Stock
----------------------------------------------------------------------------------------------------------------------------------
      12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                    /  /

---------------------------------------------------------------------------------------------------------------------------------
      13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               7.5% Class B Common Stock
----------------------------------------------------------------------------------------------------------------------------------
      14       TYPE OF REPORTING PERSON

               IN
----------------------------------------------------------------------------------------------------------------------------------
                                               SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 910365 303                                          Page 4 of 13 Pages
910365 10 5

      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              James I. Tankersley
----------------------------------------------------------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) /  /
                                                                                                                    (b) /  /

----------------------------------------------------------------------------------------------------------------------------------
      3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
      4       SOURCE OF FUNDS
              00
----------------------------------------------------------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                   /  /

----------------------------------------------------------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
----------------------------------------------------------------------------------------------------------------------------------
                       7       SOLE VOTING POWER

                               1,221,328 Class A Common Stock
   NUMBER OF           -----------------------------------------------------------------------------------------------------------
    SHARES             8       SHARED VOTING POWER
  BENEFICIALLY
 OWNED BY EACH
REPORTING PERSON
     WITH              -----------------------------------------------------------------------------------------------------------
                       9       SOLE DISPOSITIVE POWER

                               1,221,328 Class A Common Stock
                       -----------------------------------------------------------------------------------------------------------
                      10       SHARED DISPOSITIVE POWER


----------------------------------------------------------------------------------------------------------------------------------
      11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               1,221,328 Class A Common Stock.  These shares represent Class B Common Stock of the Company which is convertible into
               Class A Common Stock on a one for one basis.
----------------------------------------------------------------------------------------------------------------------------------
      12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                    /  /

----------------------------------------------------------------------------------------------------------------------------------
      13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               31.8% Class A Common Stock
----------------------------------------------------------------------------------------------------------------------------------
      14       TYPE OF REPORTING PERSON

               IN
----------------------------------------------------------------------------------------------------------------------------------
                                               SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 910365 303                                          Page 5 of 13 Pages
910365 10 5

      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              James I. Tankersley
----------------------------------------------------------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) /  /
                                                                                                                    (b) /  /

----------------------------------------------------------------------------------------------------------------------------------
      3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
      4       SOURCE OF FUNDS
              00
----------------------------------------------------------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  /  /

----------------------------------------------------------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
----------------------------------------------------------------------------------------------------------------------------------
                       7       SOLE VOTING POWER

                               1,221,328 Class B Common Stock
   NUMBER OF           -----------------------------------------------------------------------------------------------------------
    SHARES             8       SHARED VOTING POWER
  BENEFICIALLY
 OWNED BY EACH
REPORTING PERSON
     WITH              -----------------------------------------------------------------------------------------------------------
                       9       SOLE DISPOSITIVE POWER

                               1,221,328 Class B Common Stock
                       -----------------------------------------------------------------------------------------------------------
                      10       SHARED DISPOSITIVE POWER


----------------------------------------------------------------------------------------------------------------------------------
      11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,221,328 Class B Common Stock
----------------------------------------------------------------------------------------------------------------------------------
      12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                    /  /

----------------------------------------------------------------------------------------------------------------------------------
      13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               29.1% Class B Common Stock
----------------------------------------------------------------------------------------------------------------------------------
      14       TYPE OF REPORTING PERSON

               IN
----------------------------------------------------------------------------------------------------------------------------------
                                               SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 910365 303                                          Page 6 of 13 Pages
910365 10 5

      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Darla T. Darnall
----------------------------------------------------------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) /  /
                                                                                                                    (b) /  /

----------------------------------------------------------------------------------------------------------------------------------
      3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
      4       SOURCE OF FUNDS
              00
----------------------------------------------------------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  /  /

----------------------------------------------------------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
----------------------------------------------------------------------------------------------------------------------------------
                       7       SOLE VOTING POWER

                               440,871 Class A Common Stock
   NUMBER OF           -----------------------------------------------------------------------------------------------------------
    SHARES             8       SHARED VOTING POWER
  BENEFICIALLY
 OWNED BY EACH
REPORTING PERSON
     WITH              -----------------------------------------------------------------------------------------------------------
                       9       SOLE DISPOSITIVE POWER

                               440,871 Class A Common Stock
                       -----------------------------------------------------------------------------------------------------------
                      10       SHARED DISPOSITIVE POWER



----------------------------------------------------------------------------------------------------------------------------------
      11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               440,871 Class A Common Stock. These shares represent Class B Common Stock of the Company which is convertible into
               Class A Common Stock on a one for one basis.
----------------------------------------------------------------------------------------------------------------------------------
      12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                    /  /

----------------------------------------------------------------------------------------------------------------------------------
      13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               14.4% Class A Common Stock
----------------------------------------------------------------------------------------------------------------------------------
      14       TYPE OF REPORTING PERSON

               IN
----------------------------------------------------------------------------------------------------------------------------------
                                               SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 910365 303                                         Page 7 of 13 Pages
910365 10 5

      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Darla T. Darnall
----------------------------------------------------------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) /  /
                                                                                                                    (b) /  /

----------------------------------------------------------------------------------------------------------------------------------
      3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
      4       SOURCE OF FUNDS
              00
----------------------------------------------------------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  /  /

----------------------------------------------------------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
----------------------------------------------------------------------------------------------------------------------------------
                       7       SOLE VOTING POWER

                               440,871 Class B Common Stock
   NUMBER OF           -----------------------------------------------------------------------------------------------------------
    SHARES             8       SHARED VOTING POWER
  BENEFICIALLY
 OWNED BY EACH
REPORTING PERSON
     WITH              -----------------------------------------------------------------------------------------------------------
                       9       SOLE DISPOSITIVE POWER

                               440,871 Class B Common Stock
                       -----------------------------------------------------------------------------------------------------------
                      10       SHARED DISPOSITIVE POWER



----------------------------------------------------------------------------------------------------------------------------------
      11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               440,871 Class B Common Stock.
----------------------------------------------------------------------------------------------------------------------------------
      12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                    /  /

----------------------------------------------------------------------------------------------------------------------------------
      13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               10.5% Class B Common Stock
----------------------------------------------------------------------------------------------------------------------------------
      14       TYPE OF REPORTING PERSON

               IN
----------------------------------------------------------------------------------------------------------------------------------
                                               SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 910365 303                                          Page 8 of 13 Pages
910365 10 5

      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Kelle T. Northern
----------------------------------------------------------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) /  /
                                                                                                                    (b) /  /

----------------------------------------------------------------------------------------------------------------------------------
      3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
      4       SOURCE OF FUNDS
              00
----------------------------------------------------------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  /  /

----------------------------------------------------------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
----------------------------------------------------------------------------------------------------------------------------------
                       7       SOLE VOTING POWER

                               440,871 Class A Common Stock
   NUMBER OF           -----------------------------------------------------------------------------------------------------------
    SHARES             8       SHARED VOTING POWER
  BENEFICIALLY
 OWNED BY EACH
REPORTING PERSON
     WITH              -----------------------------------------------------------------------------------------------------------
                       9       SOLE DISPOSITIVE POWER

                               440,871 Class A Common Stock
                       -----------------------------------------------------------------------------------------------------------
                      10       SHARED DISPOSITIVE POWER



----------------------------------------------------------------------------------------------------------------------------------
      11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               440,871 Class A Common Stock. These shares represent Class B Common Stock of the Company which is convertible into
               Class A Common Stock on a one for one basis.
----------------------------------------------------------------------------------------------------------------------------------
      12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                    /  /

----------------------------------------------------------------------------------------------------------------------------------
      13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               14.4% Class A Common Stock
----------------------------------------------------------------------------------------------------------------------------------
      14       TYPE OF REPORTING PERSON

               IN
----------------------------------------------------------------------------------------------------------------------------------
                                               SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 910365 303                                          Page 9 of 13 Pages
910365 10 5

      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Kelle T. Northern
----------------------------------------------------------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) /  /
                                                                                                                    (b) /  /

----------------------------------------------------------------------------------------------------------------------------------
      3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
      4       SOURCE OF FUNDS
              00
----------------------------------------------------------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  /  /

----------------------------------------------------------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
----------------------------------------------------------------------------------------------------------------------------------
                       7       SOLE VOTING POWER

                               440,871 Class B Common Stock
   NUMBER OF           -----------------------------------------------------------------------------------------------------------
    SHARES             8       SHARED VOTING POWER
  BENEFICIALLY
 OWNED BY EACH
REPORTING PERSON
     WITH              -----------------------------------------------------------------------------------------------------------
                       9       SOLE DISPOSITIVE POWER

                               440,871 Class B Common Stock
                       -----------------------------------------------------------------------------------------------------------
                      10       SHARED DISPOSITIVE POWER



----------------------------------------------------------------------------------------------------------------------------------
      11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               440,871 Class B Common Stock.
----------------------------------------------------------------------------------------------------------------------------------
      12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                    /  /

----------------------------------------------------------------------------------------------------------------------------------
      13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               10.5% Class B Common Stock
----------------------------------------------------------------------------------------------------------------------------------
      14       TYPE OF REPORTING PERSON

               IN
----------------------------------------------------------------------------------------------------------------------------------
                                               SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 910365 303                                         Page 10 of 13 Pages
910365 10 5

      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              James W. Tankersley
----------------------------------------------------------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) /  /
                                                                                                                    (b) /  /

----------------------------------------------------------------------------------------------------------------------------------
      3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
      4       SOURCE OF FUNDS
              00
----------------------------------------------------------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  /  /

----------------------------------------------------------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
----------------------------------------------------------------------------------------------------------------------------------
                       7       SOLE VOTING POWER

                               440,871 Class A Common Stock
   NUMBER OF           -----------------------------------------------------------------------------------------------------------
    SHARES             8       SHARED VOTING POWER
  BENEFICIALLY
 OWNED BY EACH
REPORTING PERSON
     WITH              -----------------------------------------------------------------------------------------------------------
                       9       SOLE DISPOSITIVE POWER

                               440,871 Class A Common Stock
                       -----------------------------------------------------------------------------------------------------------
                      10       SHARED DISPOSITIVE POWER



----------------------------------------------------------------------------------------------------------------------------------
      11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               440,871 Class A Common Stock. These shares represent Class B Common Stock of the Company which is convertible into
               Class A Common Stock on a one for one basis.
----------------------------------------------------------------------------------------------------------------------------------
      12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                    /  /

----------------------------------------------------------------------------------------------------------------------------------
      13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               14.4% Class A Common Stock
----------------------------------------------------------------------------------------------------------------------------------
      14       TYPE OF REPORTING PERSON

               IN
----------------------------------------------------------------------------------------------------------------------------------
                                               SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 910365 303                                         Page 11 of 13 Pages
910365 10 5

      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              James W. Tankersley
----------------------------------------------------------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) /  /
                                                                                                                    (b) /  /

----------------------------------------------------------------------------------------------------------------------------------
      3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
      4       SOURCE OF FUNDS
              00
----------------------------------------------------------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  /  /

----------------------------------------------------------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
----------------------------------------------------------------------------------------------------------------------------------
                       7       SOLE VOTING POWER

                               440,871 Class B Common Stock
   NUMBER OF           -----------------------------------------------------------------------------------------------------------
    SHARES             8       SHARED VOTING POWER
  BENEFICIALLY
 OWNED BY EACH
REPORTING PERSON
     WITH              -----------------------------------------------------------------------------------------------------------
                       9       SOLE DISPOSITIVE POWER

                               440,871 Class B Common Stock
                       -----------------------------------------------------------------------------------------------------------
                      10       SHARED DISPOSITIVE POWER



----------------------------------------------------------------------------------------------------------------------------------
      11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               440,871 Class B Common Stock.
----------------------------------------------------------------------------------------------------------------------------------
      12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                    /  /

----------------------------------------------------------------------------------------------------------------------------------
      13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               10.5% Class B Common Stock.
----------------------------------------------------------------------------------------------------------------------------------
      14       TYPE OF REPORTING PERSON

               IN
----------------------------------------------------------------------------------------------------------------------------------
                                               SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 910365 303                                         Page 12 of 13 Pages
910365 10 5

      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Edna W. Tankersley
----------------------------------------------------------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) /  /
                                                                                                                    (b) /  /

----------------------------------------------------------------------------------------------------------------------------------
      3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
      4       SOURCE OF FUNDS
              00
----------------------------------------------------------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  /  /

----------------------------------------------------------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
----------------------------------------------------------------------------------------------------------------------------------
                       7       SOLE VOTING POWER

                               9,474 Class A Common Stock
   NUMBER OF           -----------------------------------------------------------------------------------------------------------
    SHARES             8       SHARED VOTING POWER
  BENEFICIALLY
 OWNED BY EACH
REPORTING PERSON
     WITH              -----------------------------------------------------------------------------------------------------------
                       9       SOLE DISPOSITIVE POWER

                               9,474 Class A Common Stock
                       -----------------------------------------------------------------------------------------------------------
                      10       SHARED DISPOSITIVE POWER



----------------------------------------------------------------------------------------------------------------------------------
      11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               9,474 Class A Common Stock. These shares represent Class B Common Stock of the Company which is convertible into
               Class A Common Stock on a one for one basis.
----------------------------------------------------------------------------------------------------------------------------------
      12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                    /  /

----------------------------------------------------------------------------------------------------------------------------------
      13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               *
----------------------------------------------------------------------------------------------------------------------------------
      14       TYPE OF REPORTING PERSON

               IN
----------------------------------------------------------------------------------------------------------------------------------
                                               SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 910365 303                                         Page 13 of 13 Pages
910365 10 5

      1       NAME OF REPORTING PERSON
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Edna W. Tankersley
----------------------------------------------------------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                                      (a) /  /
                                                                                                                    (b) /  /

----------------------------------------------------------------------------------------------------------------------------------
      3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------
      4       SOURCE OF FUNDS
              00
----------------------------------------------------------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)                  /  /

----------------------------------------------------------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
----------------------------------------------------------------------------------------------------------------------------------
                       7       SOLE VOTING POWER

                               9,474 Class B Common Stock
   NUMBER OF           -----------------------------------------------------------------------------------------------------------
    SHARES             8       SHARED VOTING POWER
  BENEFICIALLY
 OWNED BY EACH
REPORTING PERSON
     WITH              -----------------------------------------------------------------------------------------------------------
                       9       SOLE DISPOSITIVE POWER

                               9,474 Class B Common Stock
                       -----------------------------------------------------------------------------------------------------------
                      10       SHARED DISPOSITIVE POWER



----------------------------------------------------------------------------------------------------------------------------------
      11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               9,474 Class B Common Stock.
----------------------------------------------------------------------------------------------------------------------------------
      12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                                    /  /

----------------------------------------------------------------------------------------------------------------------------------
      13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               *
----------------------------------------------------------------------------------------------------------------------------------
      14       TYPE OF REPORTING PERSON

               IN
----------------------------------------------------------------------------------------------------------------------------------
                                               SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.  SECURITY AND ISSUER.

         This statement refers to Class A and Class B Common Stock (together, the "Common Stock") of:

                               United Foods, Inc.
                               10 Pictsweet Drive
                          Bells, Tennessee  38006-0119

ITEM 2.  IDENTITY AND BACKGROUND.

         The information is provided below with respect to the reporting person.

         i.      (a)      Name:   Daniel B. Tankersley
                 (b)      Business Address:                 10 Pictsweet Drive
                                                            Bells, Tennessee  38006-0119
                 (c)      Principal Occupation:             Director of United Foods, Inc.
                 (d)      Daniel B. Tankersley has never been convicted of a crime.
                 (e)      Daniel B. Tankersley has never been subject to a judgment, decree or final order in any civil proceeding.
                 (f)      Daniel B. Tankersley is a citizen of the United States.


         ii.     (a)      Name:   James I. Tankersley
                 (b)      Business Address:                 10 Pictsweet Drive
                                                            Bells, Tennessee  38006-0119
                 (c)      Principal Occupation:             Chairman of the Board and Chief Executive Officer of United
                                                            Foods, Inc.
                 (d)      James I. Tankersley has never been convicted of a crime.
                 (e)      James I. Tankersley has never been subject to a judgment, decree or final order in any civil proceeding.
                 (f)      James I. Tankersley is a citizen of the United States.

         iii.    (a)      Name:   Darla T. Darnall
                 (b)      Business Address:                 10 Pictsweet Drive
                                                            Bells, Tennessee  38006-0119
                 (c)      Principal Occupation:             Director of United Foods, Inc.
                 (d)      Darla T. Darnell has never been convicted of a crime.
                 (e)      Darla T. Darnell has never been subject to a judgment, decree or final order in any civil proceeding.
                 (f)      Darla T. Darnell is a citizen of the United States.

         iv.     (a)      Name:   Kelle T. Northern
                 (b)      Business Address:                 10 Pictsweet Drive
                                                            Bells, Tennessee  38006-0119
                 (c)      Principal Occupation:             Director of United Foods, Inc.
                 (d)      Kelle T. Northern has never been convicted of a crime.
                 (e)      Kelle T. Northern has never been subject to a judgment, decree or final order in any civil proceeding.
                 (f)      Kelle T. Northern is a citizen of the United States.

         v.      (a)      Name:   James W. Tankersley
                 (b)      Business Address:                 10 Pictsweet Drive
                                                            Bells, Tennessee  38006-0119
                 (c)      Principal Occupation:             Purchasing Manager and Director of United Foods, Inc.
                 (d)      James W. Tankersley has never been convicted of a crime.
                 (e)      James W. Tankersley has never been subject to a judgment, decree or final order in any civil proceeding.
                 (f)      James W. Tankersley is a citizen of the United States.

         vi.     (a)      Name:   Edna W. Tankersley
                 (b)      Business Address:                 10 Pictsweet Drive
                                                            Bells, Tennessee  38006-0119
                 (c)      Principal Occupation:             Housewife
                 (d)      Edna W. Tankersley has never been convicted of a crime.
                 (e)      Edna W. Tankersley has never been subject to a judgment, decree or final order in any civil proceeding.
                 (f)      Edna W. Tankersley is a citizen of the United States.



ITEM 3.  SOURCE AND AMOUNT OF FUNDS.

         Not applicable.

ITEM 4.  PURPOSE OF TRANSACTION.

         On July 23, 1998 James I. Tankersley, Daniel B. Tankersley, Darla T. Darnall, Kelle T. Northern, James W. Tankersley and Edna W. Tankersley executed a Joint Filing Agreement with respect to this Statement on Schedule 13D.

         From time to time James I. Tankersley, Daniel B. Tankersley, Darla T. Darnall, Kelle T. Northern, James W. Tankersley and Edna W. Tankersley, individually and collectively, review the performance of their respective investments in the Company and consider possible strategies for enhancing value. As part of their review of their investment in the Common Stock, James I. Tankersley, Daniel B. Tankersley, Darla T. Darnall, Kelle T. Northern, James W. Tankersley and Edna W. Tankersley may explore from time to time in the future a variety of alternatives, including, without limitation, one or more of the following: (a) the acquisition of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company; (c) a sale or transfer of a material amount of assets of the Company;
(d) a change in the present Board of Directors or management of the Company; (e) a material change in the present capitalization or dividend policy of the Company; (f) any other material change in the Company's business or corporate structure; (g) changes in the Company's certificate of incorporation or bylaws or other actions which may impede the acquisition of control of the Company by any person; (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;
(i) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended; or (j) any action similar to any of those enumerated above. There is no assurance that either James I. Tankersley, Daniel
B. Tankersley, Darla T. Darnall, Kelle T. Northern, James W. Tankersley or Edna
W. Tankersley will develop any plans or proposals with respect to any of the foregoing matters. Any alternatives which they or either of them may pursue will depend upon a variety of factors, including, without limitation, current and anticipated future trading prices for the Common Stock, the financial condition, results of operations and prospects of the Company and general economic, financial market and industry conditions.

         Except as set forth above, neither James I. Tankersley, Daniel B. Tankersley, Darla T. Darnall, Kelle T. Northern, James W. Tankersley or Edna W. Tankersley, individually or collectively, has any plans or proposals with respect to any of the matters set forth in paragraphs (a) through (j) of Item 4 of Schedule 13D.

ITEM 5.  INTERESTS IN SECURITIES OF THE ISSUER.

(i)

 (a)                                Owner                           No. of Shares                   % of Shares
                             --------------------               --------------------------          -----------
 Class A
 Common Stock                Daniel B. Tankersley               712,176(1.)                          24.3%

 Class B
 Common Stock                Daniel B. Tankersley               312,783                               7.5%


         (1.) 312,783 of these shares represent shares of Class B Common Stock which is convertible into class A Common Stock on a one for one basis.

 (b) The power to vote and dispose of the shares owned by Daniel B. Tankersley rests solely with him.

 (c)     None.

 (d)     Not applicable.

 (e)     Not applicable.

(ii)

 (a)                            Owner                      No. of Shares                   % of Shares
                      --------------------           --------------------------     ---------------------------
 Class A
 Common Stock         James I. Tankersley                        1,221,328(1.)                         31.8%


 Class B
 Common Stock         James I. Tankersley                        1,221,328                             29.1%



         (1.) All of these shares represent shares of Class B Common Stock which is convertible into Class A Common Stock on a one for one basis.

 (b) The power to vote and dispose of the shares owned of record by James I. Tankersley rests solely with him.

 (c)     None.

 (d)     Not applicable.

 (e)     Not applicable.

(iii)

(a)                             OWNER                NO. OF SHARES            % OF SHARES
                        ---------------------      -----------------        ---------------
 Class A
 Common Stock           Darla T. Darnall              440,871(1.)                14.4%

 Class B
 Common Stock           Darla T. Darnall              440,871                    10.5%

(1.) All of these shares represent shares of Class B Common Stock which is convertible into Class A Common Stock on a one for one basis.

 (b) The power to vote and dispose of the shares owned by Darla T. Darnall rests solely with her.

 (c)     None.

 (d)     Not applicable.

 (e)     Not applicable.

(iv)

(a)                             OWNER                NO. OF SHARES            % OF SHARES
                        ---------------------      -----------------        ---------------
 Class A
 Common Stock           Kelle T. Northern             440,871(1.)                14.4%

 Class B
 Common Stock           Kelle T. Northern             440,871                    10.5%

(1.) All of these shares represent shares of Class B Common Stock which is convertible into Class A Common Stock on a one for one basis.

 (b) The power to vote and dispose of the shares owned by Kelle T. Northern rests solely with her.

 (c)     None.

 (d)     Not applicable.

 (e)     Not applicable.

(v)

(a)                             OWNER                NO. OF SHARES            % OF SHARES
                        ---------------------      -----------------        ---------------
 Class A
 Common Stock           James W. Tankersley           440,871(1.)                14.4%

 Class B
 Common Stock           James W. Tankersley           440,871                    10.5%

(1.) All of these shares represent shares of Class B Common Stock which is convertible into Class A Common Stock on a one for one basis.

 (b) The power to vote and dispose of the shares owned by James W. Tankersley rests solely with him.

 (c)     None.

 (d)     Not applicable.

 (e)     Not applicable.

(vi)

(a)                             OWNER                NO. OF SHARES            % OF SHARES
                        ---------------------      -----------------        ---------------
 Class A
 Common Stock           Edna W. Tankersley              9,474(1.)                 *

 Class B
 Common Stock           Edna W. Tankersley              9,474                     *

(1.) All of these shares represent shares of Class B Common Stock which is convertible into Class A Common Stock on a one for one basis.

 (b) The power to vote and dispose of the shares owned by Edna W. Tankersley rests solely with her.

 (c)     None.

 (d)     Not applicable.

 (e)     Not applicable.

ITEM 6.  CONTRACTS, ETC. WITH RESPECT TO SECURITIES OF THE ISSUER.

         Not applicable.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBIT.

 1.      Joint Filing Agreement dated July 23, 1998.

                                   SIGNATURE


         After reasonable inquiry and to the best of the knowledge and belief of the undersigned, I certify that the information set forth in this statement is true, complete and correct as of this 23rd day of July, 1998.



                                                   /s/ James I. Tankersley
                                                   ----------------------------
                                                   James I. Tankersley


                                                   /s/            *
                                                   ----------------------------
                                                   Daniel B. Tankersley


                                                   /s/            *
                                                   ----------------------------
                                                   Darla T. Darnall


                                                   /s/            *
                                                   ----------------------------
                                                   Kelle T. Northern


                                                   /s/            *
                                                   ----------------------------
                                                   James W. Tankersley


                                                   /s/            *
                                                   ----------------------------
                                                   Edna W. Tankersley


                                                  *By: /s/ James I. Tankersley
                                                   ----------------------------
                                                   James I. Tankersley,
                                                   pursuant to the Joint Filing
                                                   Agreement dated July 23, 1998

                                 Exhibit Index



              Description
              -----------
1.         Joint Filing Agreement dated July 23, 1998
